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                                                                    Exhibit 99.A

                                    EXHIBIT A

[OGDEN LOGO]

                                                            CONTACT: Eric Berman
                                                                     Adam Wiener
                                                                     David Lilly
                                                            at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                           Raymond E. Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000


                  OGDEN CORPORATION ANNOUNCES AGREEMENT TO SELL
           OGDEN AVIATION GROUND SERVICES BUSINESS FOR $117.8 MILLION

        -- Ogden Continues Transformation to Pure Play Energy Company --


      NEW YORK, JULY 25, 2000 - Ogden Corporation (NYSE: OG) today announced that it has signed a definitive agreement with John Menzies plc to sell its Ogden Aviation Ground Services business for approximately $117.8 million. In addition, the transaction includes Menzies' assumption of debt net of cash-on-hand. Ogden expects the cash-on-hand in the business to be equal to or greater than the debt assumed by Menzies. The ground services unit of Ogden Aviation consists of ramp, passenger and cargo handling operations at 61 airports worldwide. The sale is part of Ogden's previously announced strategy to sell its Entertainment and Aviation businesses in order to create a solid operating platform for its Energy business.

      "To date, with the disposition of the majority of our Entertainment businesses and certain other sales behind us, we have already generated approximately $330 million in cash and $115 million in the assumption of debt from our divestiture program. Today's announced sale of our ground services operations adds to that total, continues the momentum of the sales process and takes a substantial step forward in the disposition of our major Aviation businesses," said Scott G. Mackin, President and Chief Executive Officer of Ogden Corporation. "We are actively engaged in the process of selling our aviation fueling, fixed base operations (FBO), and remaining privatization assets. In addition, we are continuing to pursue sales processes for the remaining assets of our Entertainment division and for our Ogden Environmental and Energy Services consulting division. We will make further announcements as definitive agreements are reached."

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      consulting division. We will make further announcements as definitive agreements are reached."

      The transaction is expected to close by the end of the third quarter of this year, and is subject to customary regulatory approval, approval by a meeting of the shareholders of John Menzies plc, bank consents and related issues. Shareholders representing the required majority of John Menzies' shares have already executed undertakings to vote in favor of the transaction.

                                     *  *  *

      On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company. Ogden Energy group is a global developer/owner and operator of independent power projects and a provider of related infrastructure services. Additional information about the Company can be obtained via the Internet, at www.ogdencorp.com, or through Ogden's automated information system at (888) 643-3612.

      John Menzies plc is one of the United Kingdom's leading logistics support groups. Listed on the London Stock Exchange, it has annual revenues of some $2 billion and employs over 8,000 staff.

      Menzies Aviation Group has grown rapidly in the last few years to become a leading independent supplier of aviation services in the UK, and also has operations in Australia. The business currently employs over 1,500 staff and has an annual revenue of US $150 million.

      Any statements in this communication, which may be considered to be "forward looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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